Exhibit 10.2

TRANSITION AGREEMENT AND GENERAL RELEASE OF CLAIMS

This Transition Agreement and General Release of Claims (this “Agreement”) is entered into by and between James Barnes (“Barnes”) and Wrap Technologies, Inc. (the “Company”).

BACKGROUND

Barnes’ employment with the Company ended due to Barnes’ retirement as of the Retirement Date (as defined below).

The parties wish for Barnes to receive the transition benefits as set forth in this Agreement notwithstanding that Barnes is an at-will employee of the Company, which benefits are conditioned upon Barnes’ timely execution of this Agreement and Barnes’ compliance with the terms of this Agreement.

The parties wish to resolve any and all claims that Barnes has or may have against the Company or any of the other Company Parties (as defined below), including any claims that Barnes may have arising out of Barnes’ employment or the end of such employment.

AGREEMENT

In consideration of the promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereto hereby acknowledge and agree as follows:

1.    Retirement. Barnes’ employment with the Company ended due to Barnes’ retirement on July 24, 2022 (the “Retirement Date”). As of the Retirement Date, Barnes did not have any further employment relationship with the Company or any other Company Party. Barnes acknowledges and agrees that, as of the Retirement Date, Barnes automatically resigned as an officer of the Company and, to the extent applicable, each affiliate of the Company for which Barnes served as an officer. For the avoidance of doubt, Barnes acknowledges and agrees that as of the Retirement Date, he no longer served as an officer or director of the Company or any of its affiliates.

2.    Transition Benefits. Provided that Barnes abides by each of Barnes’ commitments set forth herein, then the Company will:

(a)    Make transition payments to Barnes in a total amount equal to Two Hundred Twenty Five Thousand Dollars ($225,000) (such total transition payments being referred to as the “Transition Payment”), which Transition Payment shall be paid in substantially equal monthly installments within five (5) business days after the end of each month during the transition period between the Retirement Date and the date that is eighteen (18) months following the Retirement Date (“Transition Period”); and

(b)    Amend the terms and conditions of any equity-based awards granted to Barnes pursuant to the Company’s Amended 2017 Equity Compensation Plan, as amended June 22, 2021 (“2021 Plan”), to provide that any equity-based awards outstanding on the Retirement Date will continue to vest and be exercisable in accordance with their terms until the date the Transition Period ends (“Termination Date”), as if Barnes had remained an employee of the Company through the Termination Date. Any equity-based incentive awards that do not vest in accordance with their terms (as amended by this Section 2(b) on or prior to the Termination Date will be immediately forfeited for no consideration on the Termination Date and Barnes will cease to have any rights thereunder. Solely for the purpose of vesting, and for no other reason, Barnes’ retirement shall be considered a termination for “Good Reason” pursuant to the terms of the 2021 Plan.

(c)    Barnes acknowledges and agrees that the election of continuation coverage pursuant to COBRA and providing any premiums due to the Company with respect to such continuation coverage will remain Barnes’ sole responsibility.

3.    Satisfaction of All Leaves and Payment Amounts; Prior Rights and Obligations. Barnes expressly acknowledges and agrees that Barnes has received all leaves (paid and unpaid) to which Barnes has been entitled during Barnes’ employment with the Company or any other Company Party, and Barnes has received all wages, bonuses and other compensation, been provided all benefits and been afforded all rights and been paid all sums that Barnes is owed or has been owed by the Company or any other Company Party, including all payments arising out of all incentive plans and any other bonus arrangements. Notwithstanding the foregoing, Barnes remains entitled to receive (if still unpaid as of the date that Barnes signs this Agreement) Barnes’ base salary for services performed in the pay period in which the Retirement Date occurred. For the avoidance of doubt, Barnes had no right to the consideration described in Section 2 above (or any portion thereof) but for Barnes’ entry into this Agreement and satisfaction of the terms herein.

4.    Consulting Services.

(a)    As further consideration for the Transition Payment, during the first twelve (12) months of the Transition Period (“Consulting Period”), Barnes shall provide consulting and related services to the Company (“Consulting Services”) as an independent contractor, and not an employee, reporting to the Company’s Chief Financial Officer, or such other personnel as designated by the Chief Executive Officer of the Company, it being understood that Barnes will dedicate up to twenty (20) hours per week to providing Consulting Services during the thirty (30) days following the Retirement Date, and thereafter as needed; provided, however, after such thirty (30) day period following the Retirement Date, Barnes shall not be expected to provide more than thirty (35) hours of Consulting Services per month, through to the end of Consulting Period. For purposes of this Section 4, Consulting Services shall include, among other services, services to facilitate the full transition of all of Barnes’ responsibilities, as they existed prior to the Retirement Date, including, without limitation, financial, accounting, regulatory, export, intellectual property, ATF, equity compensation, human resources, strategy, policy and related matters. In addition to the foregoing, Barnes shall facilitate introductions to all the Company’s vendors, service providers, customers, investors and other stakeholders; provided, further, that in the event Barnes fails to provide Consulting Services to the Company as set forth above, the Company may terminate further Transition Payments as required under this Section 4.

(b)    All Consulting Services provided under the terms of this Section 4 shall be provided by Barnes from his residence in Las Vegas, Nevada; provided, however, upon reasonable notice to Barnes, Barnes may be required to provide Consulting Services in the Company’s offices in Tempe, Arizona for no more than three (3) days per month; provided, further, that Barnes shall be reimbursed for all reasonable expenses incurred by Barnes for travel and related expenses in providing Consulting Services to the Company under this Section 4(c).

(c)    At all times during the Consulting Period, Barnes shall be an independent contractor of the Company, and the Company shall not have control over the means and methods by which Barnes performs its Consulting Services. In no event shall Barnes be deemed to be an employee of the Company, and Barnes shall not at any time be entitled to any employment rights or benefits from the Company or be deemed to be an agent of the Company or have any power to bind or commit the Company or otherwise act on its behalf. Barnes acknowledges and agrees that, as a non-employee, Barnes is not eligible for any benefits sponsored by the Company or any other benefit from the Company other than as more specifically set forth herein and, accordingly, Barnes shall not participate in any pension or welfare benefit plans, programs or arrangements of the Company. Barnes shall not at any time communicate or represent to any third party, or cause or knowingly permit any third-party to assume, that in performing the Consulting Services hereunder, Barnes is an employee, agent or other representative of the Company or has any authority to bind the Company or act on behalf of the Company. Barnes shall be solely responsible for making all applicable tax filings and remittances with respect to amounts paid to Barnes pursuant to this Agreement and shall indemnify and hold harmless the Company and its respective representatives for all claims, damages, costs and liabilities arising from Barnes’s failure to do so. It is not the purpose or intention of this Agreement or the Parties to create, and the same shall not be construed as creating, any partnership, partnership relation, joint venture, agency, or employment relationship.

5.    Confidential Information, Non-Compete, Non-Solicitation, Invention Assignment, and Voting.

(a)    Confidential Information

(1)    Definition of Company Confidential Information. Barnes understands that "Company Confidential Information" means information (including any and all combinations of individual items of information) that the Company has or will develop, acquire, create, compile, discover or own, that has value in or to the Company's business which is not generally known and which the Company wishes to maintain as confidential. Company Confidential Information includes both information disclosed by the Company to Barnes, and information developed or learned by him during the course of his employment with the Company. Company Confidential Information also includes all information of which the unauthorized disclosure could be detrimental to the interests of the Company, whether or not such information is identified as Company Confidential Information. By example, and without limitation, Company Confidential Information is any and all non-public information that relates to the actual or anticipated business and/or products, research or development of the Company, or to the Company's technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company's products or services and markets therefor, internal customer lists, software, developments, inventions, discoveries, ideas, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company either directly or indirectly in writing, orally or by drawings or inspection of premises, parts, equipment, or other Company property. Notwithstanding the foregoing, Company Confidential Information shall not include any such information which ·Barnes can establish (i) was publicly known or made generally available prior to the time of disclosure by the Company to him; or (ii) becomes publicly known or made generally available after disclosure by the Company to Barnes through no wrongful action or omission by him. Barnes understands and agrees that the terms of this Agreement are Company Confidential information, any may be disclosed only to Barnes’ spouse, legal advisor, or tax professionals, subject to Section 19, below.

(2)    Nonuse and Nondisclosure. Barnes agrees that during and after the Transition Period, he shall hold in the strictest confidence and take all reasonable precautions to prevent any unauthorized use or disclosure of Company Confidential Information. Barnes will not (i) use Company Confidential Information for any purpose whatsoever other than for the benefit of the Company in the course of providing Consulting Services to the Company hereunder, or (ii) disclose Company Confidential Information to any third party without the prior written authorization of the Chief Executive Officer of the Company. Prior to disclosure, when compelled by applicable law, Barnes will provide prior written notice to the Chief Executive Officer of the Company. Barnes agrees that he obtains no title to any Company Confidential Information, and that the Company retains all Confidential Information as the sole property of the Company. Barnes understands that his obligations under this Section 5(a)(2) shall continue after termination of the Transition Period and also that nothing in this Agreement prevents him from engaging in protected activity, as described in Section 19 below.

(3)    Former Employer Confidential Information. Barnes agrees that during the Transition Period, he shall not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former employer or other person or entity with which he has an obligation to keep such proprietary information or trade secrets in confidence.

(4)    Third Party Information. Barnes recognizes that if the Company receives confidential or proprietary information from third parties, he will treat that information as Confidential Information.

(b)    Covenant Not to Compete. Barnes agrees that during the Transition Period and for a period of twelve (12) months immediately following the Transition Period, whether with or without cause, at the option either of the Company or himself, with or without notice, he shall not, without the prior written consent of the Company actively compete against the Company. This includes that he shall not compete through maintaining an employment, contractual, or other business relationship, either directly or indirectly, to provide services or products competitive to those in which the Company was engaged, or planned to engage, at the termination of the Transition Period. This restriction covers Barnes’ activities in every part of the Territory. For purposes of this Agreement, "Territory" shall mean: all states of the United States of America in which the Company provided goods or services, had customers, or otherwise conducted business at any time during the two-year period prior to the date of the termination of my relationship with the Company; and (iii) any other countries in which the Company maintains non-trivial operations or facilities, provided goods or services, had customers, or otherwise conducted business at any time during the two-year period prior to the date of the termination of his relationship with the Company. Notwithstanding the foregoing, this restriction does not prohibit Barnes from owning securities of corporations listed on a national securities exchange or regularly traded by national securities dealers.

(c)    No Solicitation.

(1) Non-Solicitation of Customers. Barnes agrees that for a period of twelve months immediately following the termination of the Transition Period for any reason, whether with or without cause, at the option either of the Company or himself, with or without notice, he shall not contact, or cause to be contacted with any Customer for the purposes of conducting business that is competitive to that of the Company or for the purpose of disadvantaging the Company's business in any way. For purposes of this Agreement, "Customer" shall mean all persons or entities that have used or inquired of the Company's services at any time during the two-year period preceding the termination of the Transition Period.

(2) Non-Solicitation of Employees and Others. Barnes agrees that for a period of twelve (12) months immediately following the termination of the Transition Period for any reason, whether with or without cause, at the option either of the Company or himself, with or without notice he will not directly or indirectly recruit or solicit any employee of the Company to leave their employment with the Company, nor will he contact any supplier, vendor or contractor who conducted business with the Company at any time during the two-year period preceding the termination of the Transition Period, to terminate or adversely modify any business relationship with the Company or not to proceed with, or enter into, any business relationship with the Company, nor shall he otherwise interfere with any business relationship between the Company and any such franchisee, joint venture, supplier, vendor or contractor.

(3)    Acknowledgements. Barnes acknowledges that his fulfillment of the obligations contained in this Agreement, including, but not limited to, his obligation neither to disclose nor to use Company Confidential Information other than for the Company's exclusive benefit and his obligations not to compete and not to solicit contained in subsections (b) and (c) above, is necessary to protect Company Confidential Information and, consequently, to preserve the value and goodwill of the Company. Barnes also acknowledges the time, geographic and scope limitations of his obligations under subsections (b) and (c) above are fair and reasonable in all respects, especially in light of the Company's need to protect Company Confidential Information and the scope and nature of the Company's business, and that he shall not be precluded from gainful employment if he is obligated not to compete with the Company or solicit its customers, employees, or others during the period and within the Territory as described above.

(4)    Separate Covenants. The covenants contained in Sections 5(a), 5(b) and (c) above, will be construed as a series of separate covenants. If an adjudicator finds the twelve (12) month periods set forth in Sections 5(b) or 5(c), above, to exceed the reasonable length of a covenant, then the adjudicator may expressly limit the time restriction to one that the adjudicator believes is reasonable in light of the circumstances and consideration paid in Section 2 above. The adjudicator may also modify the Territory to one that the adjudicator deems reasonable under the circumstances. In the event that the adjudicator does not exercise the power granted to it in the prior sentences that allow for modification of the time limits and/or Territory, the Company and Barnes agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

(d)    Assignment of Inventions. As between the Company and himself, Barnes agrees that all right, title, and interest in and to any and all copyrightable material, notes, records, drawings, designs, logos, inventions, improvements, developments, discoveries, ideas and trade secrets conceived, discovered, authored, invented, developed or reduced to practice by him, solely or in collaboration with others, during the period of time that he is in the employ of the Company and within the course of his employment or during the Transition Period, or with the use of Company's equipment, supplies, facilities, or Company Confidential Information, and any copyrights, patents, trade secrets, mask work rights or other intellectual property rights relating to the foregoing, except as provided in Section 5(e) below (collectively, "Inventions"), are the sole property of the Company. Barnes also agrees to promptly make full written disclosure to the Company of any Inventions, and to deliver and assign and hereby irrevocably assign fully to the Company all of his right, title and interest in and to Inventions. Barnes agrees that this assignment includes a present conveyance to the Company of ownership of Inventions that are not yet in existence. Barnes further acknowledges that all original works of authorship that are made by him (solely or jointly with others) within the scope of and during the period of his employment with the Company or during the Transition Period and that are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act. Barnes understands and agrees that the decision whether or not to commercialize or market any Inventions is within the Company's sole discretion and for the Company's sole benefit, and that no royalty or other consideration will be due to him as a result of the Company's efforts to commercialize or market any such Inventions.

(e)    Exception to Assignments. The provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any Invention that Barnes has independently developed entirely on his own time without using the Company's equipment, supplies, facilities, trade secret information or Confidential Information ("Other Invention"), except that "Other Invention" does not include, and the provisions of this Agreement requiring assignment of Inventions to the Company do apply to, Inventions that either (i) relate at the time of conception or reduction to practice of such Other Invention to the Company's business, or actual or demonstrably anticipated research or development of the Company or (ii) result from any work that Barnes performed for the Company. Barnes will advise the Company promptly in writing of any Invention that he believes constitutes an Other Invention. Barnes agrees that he shall not incorporate, or permit to be incorporated, any Other Invention without the Company's prior written consent. Notwithstanding the foregoing sentence, if, in the course of his employment with the Company or during the Transition Period, he incorporates into a Company product, process or service an Other Invention owned by him or in which he has an interest, Barnes hereby grants to the Company a nonexclusive, royalty-free, perpetual, irrevocable, transferable worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such incorporated or utilized Other Inventions, without restriction, including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto.

(f)    Inventions Retained and Licensed. Barnes will inform the Company, in writing, before incorporating any inventions, discoveries, ideas, original works of authorship, developments, improvements, trade secrets and other proprietary information or intellectual property rights owned by him or in which he has an interest that relate, directly or indirectly, to public safety, policing, or any other business currently related to the Company’s operations or business, or operations or business currently contemplated by the Company ("Prior Inventions") into any Invention or otherwise utilizing any Prior Invention during the Transition Period; and the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such incorporated or utilized Prior Inventions, without restriction, including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto. Barnes will not incorporate any inventions, discoveries, ideas, original works of authorship, developments, improvements, trade secrets and other proprietary information or intellectual property rights owned by any third party into any Invention without the Company's prior written permission.

(g)    Moral Rights. Any assignment to the Company of Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as "moral rights," "artist's rights," "droit moral," or the like (collectively, "Moral Rights"). To the extent that Moral Rights cannot be assigned under applicable law, Barnes hereby waives and agrees not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.

(h)    Maintenance of Records. Barnes agrees to keep and maintain adequate, current, accurate, and authentic written records of all Inventions made by him (solely or jointly with others) during the Transition Period. The records will be in the form of notes, sketches, drawings, electronic files, reports, or any other format that may be specified by the Company. As between the Company and Barnes, the records are and will be available to and remain the sole property of the Company at all times.

(i)    Further Assurances. Barnes agrees to assist the Company, or its designee, at the Company's expense, in every proper way to secure the Company's rights in the Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments that the Company shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to deliver, assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to all Inventions, and testifying in a suit or other proceeding relating to such Inventions. Barnes further agrees that his obligations under this Section 5(i) will continue after the Transition Period or other termination of this Agreement.

(j)    Attorney-in-Fact. Barnes agrees that, if the Company is unable because of his unavailability, mental or physical incapacity, or for any other reason to secure his signature with respect to any Inventions, including, without limitation, for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company in Section 5(i), then he hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and on my behalf to execute and file any papers and oaths, and to do all other lawfully permitted acts with respect to such Inventions to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by Barnes. This power of attorney shall be deemed coupled with an interest and shall be irrevocable.

(k)    Voting. From the Retirement Date until the Termination Date (the “Standstill Period”), Barnes agrees that he will appear in person or by proxy at each annual or special meeting of stockholders of the Company (including any adjournment, postponement, rescheduling or continuation thereof), whether such meeting is held at a physical location or virtually by means of remote communications, and will vote (or execute a consent with respect to) all voting securities beneficially owned by Barnes in accordance with the recommendations of the Company’s Board of Directors with respect to (i) each election of directors, any removal of directors and any replacement of directors, (ii) the ratification of the appointment of the Company’s independent registered public accounting firm, (iii) the Company’s “say-on-pay” proposal(s) and (iv) any other routine proposal to be submitted to the stockholders of the Company by the Company. For purposes of clause (iv) above, any proposed increase in the authorized shares under the Company’s 2021 Plan and any proposed increase of the authorized capital of the Company shall be considered “routine” for purposes of this Section 5(k).

(l)    No Litigation. Barnes covenants and agrees that, during the Standstill Period, he shall not, and shall not permit any of his representatives or affiliates to, alone or in concert with others, knowingly encourage or pursue, or knowingly assist any other person to threaten, initiate or pursue, any lawsuit, claim or proceeding (including commencing, encouraging or supporting any derivative action in the name of the Company or any class action against the Company its affiliates and each of the foregoing entities’ respective past, present and future affiliates, stockholders, members, partners, directors, officers, managers, employees, agents, attorneys, heirs, successors and representatives, in their personal and representative capacities, as well as all employee benefit plans maintained by the Company or any of its respective affiliates or subsidiaries and all fiduciaries and administrators of any such plans, in their personal and representative capacities (collectively, the “Company Parties”), in each case with the intent of circumventing any terms of this Agreement) before any court or governmental, administrative or regulatory body (collectively, “Legal Proceeding”) against the Company and Company Parties, except for any Legal Proceeding initiated solely to remedy a breach of or to enforce this Agreement; provided, however, that the foregoing shall not prevent Barnes or any of his respective representatives or affiliates from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, the Company or any of his representatives or affiliates; provided, further, that in the event that Barnes or any of his representatives or affiliates receives such Legal Requirement, Barnes shall, unless prohibited by applicable law, give prompt written notice of such Legal Requirement to the Company.

6.    General Release of Claims.

(a)    For good and valuable consideration, including the consideration provided under Section 2 (and any portion thereof), Barnes hereby releases, discharges and forever acquits the Company and Company Parties, from liability for, and Barnes hereby waives, any and all claims, damages, demands, or causes of action of any kind that Barnes has or could have, whether known or unknown, against any Company Party, including any and all claims, damages, demands, or causes of action relating to Barnes’ employment relationship with any Company Party, the termination of such employment relationship, or any other acts or omissions related to any matter occurring or existing on or prior to the date that Barnes executes this Agreement, including, (i) any alleged violation through such date of: (A) the Family and Medical Leave Act of 1993; (B) Title VII of the Civil Rights Act of 1964; (C) the Civil Rights Act of 1991; (D) Sections 1981 through 1988 of Title 42 of the United States Code; (E) the Americans with Disabilities Act of 1990; (F) the Employee Retirement Income Security Act of 1974 (“ERISA”); (G) the Immigration Reform Control Act; (H) the Americans with Disabilities Act of 1990; (I) the Occupational Safety and Health Act; (J) the National Labor Relations Act; (K) any federal, state or local anti-discrimination or anti-retaliation law; (L) any federal, state or local wage and hour law; (M) any other local, state or federal law, regulation or ordinance, including the Arizona Employment Protection Act, the Arizona Civil Rights Act, the Arizona Occupational Health and Safety Act, and the Arizona Medical Marijuana Act; and (N) any public policy, contract, tort, or common law claim; (ii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in, or with respect to, a Released Claim; (iii) any and all rights, benefits or claims Barnes may have under any employment contract, incentive compensation plan or equity-based plan with any Company Party, including, but not limited to, payment of bonuses for the fiscal year ending December 31, 2022 or any prior period; (iv) any claim (whether direct or derivative) arising from, or relating to, Barnes’ status as a shareholder or the holder of any interests in the Company or any of its subsidiaries; and (v) any claim for compensation or benefits of any kind not expressly set forth in this Agreement (collectively, the “Released Claims”). THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

(b)    The Released Claims do not include any claims to the consideration described in Section 2 above or any rights that may first arise after the date that Barnes executes this Agreement. In no event shall the Released Claims include any claim to vested benefits under an employee benefit plan of the Company that is subject to ERISA. Further notwithstanding this release of liability, nothing in this Agreement prevents Barnes from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or other governmental agency or participating in any investigation or proceeding conducted by the EEOC, Securities and Exchange Commission, or other governmental agency or cooperating with such agency; provided, however, that Barnes is waiving (to the extent permitted by law) any and all rights to recover any monetary or personal relief from a Company Party as a result of such EEOC or other governmental agency proceeding or subsequent legal actions. Nothing herein releases Barnes’ right to receive an award for information provided to a governmental agency.

(c)    Barnes hereby represents and warrants that, as of the time Barnes executes this Agreement, Barnes has not brought or joined any lawsuit or filed any charge or claim against any of the Company Parties in any court or before any government agency or arbitrator for or with respect to a matter, claim or incident that occurred or arose out of one or more occurrences that took place on or prior to the time at which Barnes signs this Agreement. Barnes hereby further represents that Barnes has not assigned, sold, delivered, transferred or conveyed any rights Barnes has asserted or may have against any of the Company Parties to any person or entity, in each case, with respect to any Released Claims.

7.    Barnes’ Acknowledgements. By executing and delivering this Agreement, Barnes expressly acknowledges that:

(a)    Barnes has carefully read this Agreement;

(b)    Barnes has had sufficient time to review and consider this Agreement before the execution and delivery hereof to the Company;

(c)    Barnes has been advised, and hereby is advised in writing, to discuss this Agreement with an attorney of Barnes’ choice and Barnes has had adequate opportunity to do so prior to executing this Agreement;

(d)    Barnes fully understands the final and binding effect of this Agreement; the only promises made to Barnes to sign this Agreement are those stated within the four corners of this document; and Barnes is signing this Agreement knowingly, voluntarily and of Barnes’ own free will, and that Barnes understands and agrees to each of the terms of this Agreement; and

(e)    No Company Party has provided any tax or legal advice regarding this Agreement and Barnes has had an adequate opportunity to receive sufficient tax and legal advice from advisors of Barnes’ own choosing such that Barnes enters into this Agreement with full understanding of the tax and legal implications thereof.

8.    Affirmation of Covenants; Non-Disparagement.

(a)    Barnes acknowledges and agrees that in connection with Barnes’ employment with the Company, Barnes has obtained Company Confidential Information, and that Barnes has continuing obligations to the Company and the other Company Parties pursuant to Section 5 above (the “Continuing Covenants”).

(b)    Both Parties agree not to disparage the other Party or any other, Company Party or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of any Party, including any Company Party. This Section 8(b) will not prohibit either Party from making any disclosure required by law, engaging in the legal process, making disclosures to governmental authorities, or providing truthful testimony in response to a subpoena or in any legal proceeding.

(c)    Continued Cooperation. Following the Retirement Date, Barnes agrees to cooperate fully with the Company and each of its affiliates regarding any matter, event, or issue relating to Barnes’ employment with the Company, occurring during Barnes’ employment with the Company, or relating to Barnes’ knowledge of the Company and its business. Barnes acknowledges and agrees that such cooperation shall include, without limitation, being available to meet with the Company or its attorneys, investors, customers, suppliers, or other third parties; preparing for, traveling to, attending, and participating in any proceeding; serving as a witness in connection with any litigation or other legal proceeding affecting the Company or any of its affiliates; providing truthful affidavits, declarations, and testimony; and assisting with any audit, inspection, or other inquiry. In performing such services, Barnes agrees to cooperate with the Company in all respects. In seeking Barnes’ cooperation in conformance with this Section 8(c), the Company agrees to do so in a reasonable manner that avoids disruptions to Barnes’ business or personal obligations. In the event Barnes is requested or required to cooperate or assist in any litigation or related matter, whether threatened or pending, following the Transition Period, Barnes shall be paid Two Hundred and Fifty Dollars ($250.00) per hour, it being understood that Barnes shall provide such cooperation or assistance during the Transition Period under the terms and conditions set forth in Section 4 above.

9.    Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties with respect to the matters herein provided; provided, however, this Agreement is in addition to and complements (and does not supersede or replace) all of Barnes’ obligations to the Company and the other Company Parties with regard to confidentiality, non-disclosure, and return of property (regardless of whether such obligations arise by contract, statute, common law, or otherwise). No modifications or waiver of any provision hereof shall be effective unless in writing and signed by each Party.

10.    Governing Law and Arbitration. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the State of Arizona, without giving effect to the principles of conflicts of law. Any dispute arising out of or relating to this Agreement shall be subject to the arbitration and dispute resolution provisions set forth in Section 20 below. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY OR A COURT TRIAL IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

11.    Assignment; Third-Party Beneficiaries. This Agreement is personal to Barnes and may not be assigned by Barnes. The Company has the right to assign this Agreement to any affiliate or successor. This Agreement inures to the benefit of the successors and assigns of the Company, who are intended third party beneficiaries of this Agreement. Each Company Party that is not a signatory hereto is an intended third-party beneficiary of Barnes’ release and representations herein, and shall be entitled to enforce such release and representations as if a party hereto.

12.    Headings; Interpretation. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references herein to laws, regulations, contracts, agreements, instruments and other documents shall be deemed to refer to such laws, regulations, agreements, instruments and other documents as they may be amended, supplemented, modified and restated from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including exhibits, and not to any particular provision hereof. All references to “including” shall be construed as meaning “including without limitation.” Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties.

13.    Company Property. During the Consulting Period, Barnes shall be entitled to maintain possession of his computer and shall have access to all computer files and other electronically stored information, client materials, electronically stored information and other materials provided to Barnes by the Company or any of its affiliates in the course of Barnes employment (“Data”) solely for the purposes of providing Consulting Services to the Company under the terms of this Agreement, it being understood that such computer and all Data shall be owned exclusively by the Company, and shall be returned to the Company immediately following the end of the Consulting Period, and that Barnes shall not maintain a copy of any such materials in any form following their return to the Company following the termination of the Consulting Period. Barnes represents and warrants that Barnes has returned to the Company all other property belonging to the Company and any of its affiliates, including Company Parties.

14.    No Waiver. No failure by any Party at any time to give notice of any breach by the other Party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

15.    Severability and Modification. To the extent permitted by applicable law, any term or provision of this Agreement (or part thereof) that renders such term or provision (or part thereof) or any other term or provision (or part thereof) of this Agreement invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such separation or modification shall be accomplished in the manner that most nearly preserves the benefit of the parties’ bargain hereunder.

16.    Withholding of Taxes and Other Barnes Deductions. The Company may withhold from any payments made pursuant to this Agreement all federal, state, local, and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling.

17.    Counterparts. This Agreement may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

18.    Section 409A. Neither this Agreement nor the payments provided hereunder are intended to constitute “deferred compensation” subject to the requirements of Section 409A of the Internal Revenue Code of 1986 and the Treasury regulations and interpretive guidance issued thereunder (collectively, “Section 409A”), and this Agreement shall be construed and administered in accordance with such intent. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Notwithstanding the foregoing, the Company makes no representations that this Agreement or the payments provided under this Agreement complies with or is exempt from the requirements of Section 409A and in no event shall the Company or any other Company Party be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Barnes on account of non-compliance with Section 409A.

19.    Protected Activity Not Prohibited. Barnes understands that nothing in this Agreement limits or prohibits him from filing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board ("Government Agencies"), including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company. Notwithstanding, in making any such disclosures or communications, Barnes agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company Confidential Information to any parties other than the Government Agencies. Barnes further understands that he is not permitted to disclose the Company's attorney-client privileged communications or attorney work product.

20.    Dispute Resolution. Any dispute concerning this Agreement shall be resolved through arbitration conducted by the American Arbitration Association (“AAA”) and according to the AAA’s commercial dispute resolution procedures. The arbitration shall proceed in Arizona unless the Parties agree to an alternative forum. The prevailing party in any dispute pertaining to this Agreement shall be entitled to recover its/his costs and attorney's fees. Barnes understands that an application for injunctive relief may, however, be filed in Arizona state and federal courts as set forth in Section 11 above.

21.    Indemnification. As a former officer of the Company, Barnes shall be entitled to indemnification to the full extent provided in Article VI of the Company’s Bylaws, dated March 2, 2022, as the same may be amended.

[Signatures begin on the following page]

The parties have executed this Agreement with the intent to be legally bound.

JAMES BARNES /s/ James Barnes James Barnes Date: July 24, 2022 WRAP TECHNOLOGIES, INC. By: /s/ TJ Kennedy Name: TJ Kennedy Title: Chief Executive Officer Date: July 24, 2022